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                          ASSIGNMENT OF INDEBTEDNESS
                          --------------------------

THIS AGREEMENT made as of the 15th day of November, 1999.

BETWEEN:

           ICHOR CORPORATION, a corporation organized under the laws of the State of Delaware and having an office at Suite 1250, 400 Burrard Street, Vancouver, British Columbia, V6C 3A6

           (hereinafter referred to as "ICHOR")

                                                             OF THE FIRST PART

           DRESDEN PAPIER AKTIENGESELLSCHAFT, a corporation formed under the laws of Germany and having an office at Pirnaer Strabe 31 - 33, 01804 Heidenau, Germany

           (hereinafter referred to as "DPAG")

                                                            OF THE SECOND PART


WHEREAS DPAG has loaned to Nazca Holdings Ltd. ("Nazca") funds in the amount of 496,784.90 Deutsche Marks ("DM") (the "Debt"); and

AND WHEREAS DPAG wishes to assign all of its right, title and interest in the Debt to ICHOR and ICHOR wishes to accept such assignment.

1. ASSIGNMENT OF DEBT. In consideration of the sum of DM 496,784.90, the receipt of which is hereby acknowledged, DPAG hereby assigns, transfers and sets over unto ICHOR all of DPAG's interest in the Debt, and ICHOR accepts such assignment, including, without limitation, any and all amounts due and owing thereunder or related thereto, all benefits due or accruing due or at any time hereafter becoming due to DPAG thereunder or to be derived therefrom and the benefit of all conditions, terms, covenants and agreements relating thereto.

2. ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable federal laws of the United States of America and the parties hereto irrevocably attorn to the exclusive jurisdiction of the laws of the United States of America.


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4.  COUNTERPARTS/TRANSMISSION BY FACSIMILE.  The parties hereto agree that this Agreement may be executed in several counterparts and transmitted by facsimile or such similar device and that such execution and the reproduction of signatures by facsimile or such similar device will be treated as binding as if the parties hereto had executed one original agreement, and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.


                                  DRESDEN PAPIER AKTIENGESELLSCHAFT

                                  Per:   /s/ Klause Keusch  /s/ Thomas Weichold
                                       ----------------------------------------
                                       Authorized Signatory



                                  ICHOR CORPORATION

                                  Per:   /s/ Roy Zanatta
                                       ----------------------------------------
                                       Authorized Signatory